News Release:

Patriot Announces Signing of Binding Letter of Intent
to Acquire Wundr Software Inc.

Announcement Highlights:

  Wundr Software has developed industry leading technology in the eBook industry
  Wundr’s goal is to become the biggest name in eBooks, changing the way books are written, read and distributed
  Wundr has an experienced management team with a track record of operational success

Vancouver, B.C., November 12, 2013 - Patriot Minefinders Inc. (“Patriot”, or the “Company”) (OTCBB: PROF)

Patriot Minefinders Inc. (OTCBB: PROF) is pleased to announce that it has entered into a binding Letter of Intent regarding the acquisition of 100% of the outstanding shares of Wundr Software Inc., a company with industry-leading software in the rapidly growing eBook industry. The Total Addressable Market (TAM) for readers and authors of eBooks is currently estimated to be USD $60 billion (Wundr Software Inc., 2013).

Wundr has built a robust, scalable digital publishing platform that can accommodate millions of users. Wundr’s mission is to become the biggest name in the eBook industry based on a three pillar business model.

The first pillar developed is called Playwrite. Playwrite is the only program of its kind in the world and uses the industry standard ePub format to allow for the creation of beautiful eBooks while eliminating the need for authors to access hand-coding and cumbersome conversion processes. Wundr’s management expects that eBook creation under Playwrite will become quick, easy and low cost. Wundr’s target is to make Playwrite the industry standard eBook creation program.

The second pillar is a complementary eBook publishing platform called uPub. uPub enables anyone to publish and manage eBooks across multiple sales channels such as Amazon’s Kindle Store, Apple’s iBookstore, Kobo and more. Wundr’s management believes that this solves a significant problem for authors wanting to publish their titles to multiple sales channels by centralizing their efforts all in one spot. uPub also includes a powerful analytics engine that enables users to edit their pricing, metadata, and other information whenever they want. The multi-platform author is born.

The third pillar is the Wundr eBookstore which includes a great reading experience for tablets and smartphones, pushing the boundaries of what’s possible with eBooks. Wundr plans that the eBookstore will include opportunities for customers to buy via the traditional 'buy now' model where users can access content at retail prices while also employing other unique and innovative access models.

In addition to a one of a kind unique product offering and an enhanced user experience for creators, readers and distributors of eBooks, Wundr’s management team will also use their significant experience in the industry to market with a focus on incentivized virality and social virality marketing.

Because of the potential of developing an industry transformational product, Wundr has been able to attract a world class team of programmers to develop its products and services. With the products and services beginning to scale out, Wundr is moving from technology development to full scale commercialization while targeting profitability in the upcoming year. Wundr’s technology and the potential of the platform impressed the Canadian Media Fund (CMF) to the extent that the fund invested CAD $462,000 into the company in 2012.

Wundr’s Chief Executive Officer and Product Manager is Mr. Ryan Vetter, Master of Arts, National Security, Royal Military College of Canada. Mr. Vetter spent several years with the Department of National Defense in Information Technology and then as a consultant and editor for Fortune 500 companies such as General Electric. His operational role at Wundr is the main product designer and team leader.

Other key Wundr team members include Mr. Stewart Chiefet, a member of Wundr’s Board of Directors, who was the former host and managing editor of PBS’s Computer Chronicles and was formerly a correspondent for the PBS Nightly Business Report covering high-tech in the Silicon Valley and Pacific Rim. And Mr. Rob Janoff, Co-Creative Director, who is an experienced Silicon Valley entrepreneur who has worked with many big high-tech names including a now famous startup company called Apple Computer where he designed the now iconic Apple Computer logo and all of Apple’s introductory graphics and advertising.

In consideration for acquiring 100% of the shares of Wundr, Patriot will issue a total of 55 million common shares to current shareholders of Wundr and will provide funding as to USD $500,000 on or before December 30, 2013 and a further $1,725,000 on or before February 28, 2014. These shares will be subject to all applicable regulatory hold periods.

The company, post transaction, intends to change its name to Wundr Software Inc. and to complete a change of its Board of Directors with incoming Wundr management to occupy five of six board positions and the Officer positions within the newly combined corporate entity.

On behalf of the Board

“John LaGourgue”
John LaGourgue, CEO & Director

Patriot Minefinders Inc
700 - 510 West Hastings Street
Vancouver, B.C., Canada V6B1L8
Tel. 604-687-7160 Fax. 604-687-7165
Email: info@patriotminefinders.com

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements including with respect to completion of the business combination of Patriot and Wundr, and the closing on or before dates of the December 30, 2013 and February 28, 2014 funding rounds. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. As well, Patriot and Wundr give no assurances that the assumptions upon which such forward looking statements are based will prove to be correct. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual reports, our quarterly reports, and other reports filed from time-to-time with the Securities and Exchange Commission.